Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION ANNOUNCES DEFINITIVE AGREEMENT TO SELL ITS GERMAN

ACCESSORIES BUSINESS TO HF COMPANY FOR APPROXIMATELY $19.0 MILLION

ORLANDO, Fla., June 12, 2019 – VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for global markets, today announced that it has reached a definitive agreement to sell VOXX German Accessory Holdings GmbH, which comprises the operations of Oehlbach Kabel GmbH (“Oehlbach”) and Schwaiger GmbH (“Schwaiger”), to HF Company (HF:FP HF Co).

Under the terms of the Stock Purchase Agreement (“SPA”), HF Company will acquire VOXX German Accessory Holdings GmbH for an enterprise value of approximately 17.3 million Euro, less inventory adjustments of approximately 0.6 million Euro. Based on the current Euro to US dollar conversion (1 Euro = $1.1314), this equates to approximately $19.0 million. The final purchase price is subject to further net cash and working capital adjustments. A condition precedent to the closing is the entry by the parties into an Option Agreement granting HF Company the right to purchase the real property occupied by VOXX German Accessory Holdings GmbH in Langenzenn for 2.4 million Euro, subject to certain contingencies. The completion of the transaction is subject to financing contingencies and the Company anticipates this transaction to close on or around August 31, 2019.

Pat Lavelle, President and CEO of VOXX International Corporation stated, “Oehlbach and Schwaiger have been strong contributors to our business since we acquired them in 2007 and 2009, respectively, and the decision to sell our German operations was not an easy one. Both have strong brands in the markets they serve, with great technology, customers and employees. However, this transaction is in line with our strategy to focus more of our resources in North America, where the majority of our business resides today. Upon closing, we will further strengthen our cash position and balance sheet, which remains a key priority, and we continue to move forward with our corporate realignment programs to improve earnings, cash flow and shareholder value. HF Company is a global leader in the accessories field and we believe Schwaiger and Oehlbach, in addition to their many customers and partners, will be well served under HF Group’s leadership.”

Yves Bouget, President and CEO of HF Company stated, “The acquisition of VOXX German Accessory Holdings GmbH is the first significant deal by HF Company Group as part of our redeployment. I am particularly pleased to welcome the teams of VOXX German Accessory Holdings GmbH to HF Company. VOXX German Accessory Holdings GmbH has been a renowned player in the German Home Digital Life market for a very long time, and has been successful in establishing a strong position in Germany. This deal is strategic for the continued development of our Consumer Products activity in Europe. I am convinced that the integration of VOXX German Accessory Holdings GmbH will trigger numerous synergies thanks to the pooling of the key know-hows of both our companies.”

Levy, Stopol & Camelo LLP and Norton Rose Fulbright LLP served as legal counsel to VOXX International and M.M. Warburg & Co. served as the Company’s financial advisor on this transaction. KÖNNECKE NAUJOK and BOUGET Avocats served as legal counsel to HF Company and CFI Athema served as HF Company’s financial advisor on this transaction.

VOXX International Corporation Announces Definitive Agreement to Sell its German Accessories…

About VOXX International Corporation

VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Today, VOXX International is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers. The Company has an international footprint in Europe, Asia and Latin America, and a growing portfolio comprising over 30 trusted brands. For additional information, please visit our website at www.voxxintl.com.

About HF Company

HF Company is a technology integrator in the field of connected home. The Group is also a worldwide leader in the Broadband solutions market. HF Company is listed on Euronext Paris (HF:FP HF Co).

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to: statements with respect to the anticipated results of the proposed transaction; the proposed transaction’s anticipated benefits to the Company; the anticipated closing of the proposed transaction; and, other risk factors described in the Company’s annual report on Form 10-K for the fiscal year ended February 28, 2019 which was filed with the SEC on May 14, 2019, as amended on Form 10-K/A filed on May 30, 2019, and other filings made by the Company from time to time with the SEC. The factors described in such SEC filings include, without limitation: the Company’s ability to realize the anticipated results of its business realignment; cybersecurity risks; risks that may result from changes in the Company’s business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants.

VOXX International – Investor Relations Contact:

Glenn Wiener, President

GW Communications

Tel: 212-786-6011

Email: gwiener@GWCco.com

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